EX 99.1

Stoke Therapeutics Reports Third Quarter Financial Results and Provides Business Updates

– STK-001: Q1 2024 readout expected to include end of Phase 1/2a study results and longer-term data on the effects of repeat dosing on seizure frequency, cognition, and behavior from the ongoing open-label extension (OLE) studies –

– STK-001: Company then plans to meet with regulators to discuss a Phase 3 study design; Update expected in 1H 2024 –

– As of September 30, 2023, Company had $214.7 million in cash, cash equivalents and marketable securities, anticipated to fund operations to the end of 2025 –

BEDFORD, Mass., November 7, 2023 – Stoke Therapeutics, Inc. (Nasdaq: STOK), a biotechnology company dedicated to addressing the underlying cause of severe diseases by upregulating protein expression with RNA-based medicines, today reported financial results for the third quarter of 2023 and provided business updates including those related to STK-001, the Company’s proprietary antisense oligonucleotide (ASO) which is in development by Stoke as the first potential medicine to address the genetic cause of Dravet syndrome.

“Our recent data analyses from studies of STK-001 showed substantial and sustained reductions in convulsive seizure frequency among patients with Dravet syndrome who were already receiving the best available anti-seizure medicines,” said Edward M. Kaye, M.D., Chief Executive Officer of Stoke Therapeutics. “Even more striking are the observed improvements in multiple measures of cognition and behavior, which have not been seen in studies of the current standard of care. These data, along with encouraging feedback from clinicians, support our belief that STK-001 is a disease-modifying approach that is moving treatment beyond seizure management to address the syndrome. We are on track to complete the Phase 1/2a studies by year-end and will use those data along with additional OLE data to support our proposed Phase 3 dosing regimen for discussion with global regulatory agencies.”

Third Quarter 2023 Business Highlights and Recent Developments

Dravet Syndrome: STK-001

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In July, the Company shared positive new safety and efficacy data from the ongoing studies of STK-001 in children and adolescents with Dravet syndrome that suggest clinical benefit for patients ages 2 to 18 years old, including reductions in seizures and improvements in cognition and behavior that support the potential for disease modification. Single and multiple doses of STK-001 up to 70mg have been generally well tolerated.
•
In September at the 35th International Epilepsy Congress, the Company presented a new pharmacokinetic (PK) analysis of 61 patients treated in STK-001 clinical trials,

demonstrating a correlation between higher STK-001 drug exposure in brain and greater reductions in seizure frequency over time.

Upcoming Anticipated Milestones

Dravet Syndrome: STK-001

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The Company plans to present data from the ongoing clinical studies at the American Epilepsy Society (AES) December 1-5, 2023 in Orlando, Fla.
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In the first quarter of 2024, the Company plans to report additional clinical and modeling data from patients treated in the Phase 1/2a studies MONARCH and ADMIRAL and the two open-label extension studies (OLE) SWALLOWTAIL and LONGWING of STK-001 in children and adolescents with Dravet syndrome. These data are anticipated to help finalize a proposed pivotal study design for discussion with regulators.
•
Following an analysis of these data, the Company plans to meet with regulators to discuss a Phase 3 study design. An update on Phase 3 planning is anticipated in the first half of 2024.

Autosomal Dominant Optic Atrophy (ADOA): STK-002

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The Company plans to initiate the Phase 1 study (OSPREY) of STK-002 in the UK in early 2024.

Third Quarter 2023 and Year-to-Date Financial Results

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As of September 30, 2023, Stoke had $214.7 million in cash, cash equivalents, and marketable securities, which is anticipated to fund operations to the end of 2025.
•
Revenue recognized for upfront license fees and services provided from a License and Collaboration Agreement with Acadia Pharmaceuticals for the three months ended September 30, 2023, was $3.3 million, compared to $2.9 million for the same period in 2022.
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Net loss for the three months ended September 30, 2023, was $24.5 million, or $0.55 per share, compared to $26.1 million, or $0.66 per share, for the same period in 2022.
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Research and development expenses for the three months ended September 30, 2023, were $20.3 million, compared to $20.1 million for the same period in 2022.
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General and administrative expenses for the three months ended September 30, 2023, were $10.3 million, compared to $9.9 million for the same period in 2022.
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Revenue recognized for upfront license fees and services provided from a License and Collaboration Agreement for the nine months ended September 30, 2023, was $6.0 million, compared to $9.1 million for the same period in 2022.
•
Net loss for the nine months ended September 30, 2023, was $77.7 million, or $1.78 per share, compared to $75.4 million, or $1.95 per share, for the same period in 2022.

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Research and development expenses for the nine months ended September 30, 2023, were $60.5 million, compared to $56.8 million for the same period in 2022.
•
General and administrative expenses for the nine months ended September 30, 2023, were $30.7 million, compared to $29.5 million for the same period in 2022.
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The increase in operating expenses for the three and nine months ended September 30, 2023 over the same periods in 2022 primarily relate to increases in costs associated with personnel, third party contracts, consulting, facilities and others associated with development activities for STK-001 and STK-002, research on additional therapeutics and growing a public corporation.

About Dravet Syndrome

Dravet syndrome is a severe and progressive genetic epilepsy characterized by frequent, prolonged and refractory seizures, beginning within the first year of life. Dravet syndrome is difficult to treat and has a poor long-term prognosis. Complications of the disease often contribute to a poor quality of life for patients and their caregivers. The effects of the disease go beyond seizures and often include intellectual disability, developmental delays, movement and balance issues, language and speech disturbances, growth defects, sleep abnormalities, disruptions of the autonomic nervous system and mood disorders. The disease is classified as a developmental and epileptic encephalopathy due to the developmental delays and cognitive impairment associated with the disease. Compared with the general epilepsy population, people living with Dravet syndrome have a higher risk of sudden unexpected death in epilepsy, or SUDEP. There are no approved disease-modifying therapies for people living with Dravet syndrome. One out of 16,000 babies are born with Dravet syndrome, which is not concentrated in a particular geographic area or ethnic group.

About STK-001

STK-001 is an investigational new medicine for the treatment of Dravet syndrome currently being evaluated in ongoing clinical trials. Stoke believes that STK-001, a proprietary antisense oligonucleotide (ASO), has the potential to be the first disease-modifying therapy to address the genetic cause of Dravet syndrome. STK-001 is designed to upregulate NaV1.1 protein expression by leveraging the non-mutant (wild-type) copy of the SCN1A gene to restore physiological NaV1.1 levels, thereby reducing both occurrence of seizures and significant non-seizure comorbidities. STK-001 has been granted orphan drug designation by the FDA and the EMA, and rare pediatric disease designation by the FDA as a potential new treatment for Dravet syndrome.

About the Phase 1/2a MONARCH Study (United States)

The MONARCH study is a Phase 1/2a open-label study of children and adolescents ages 2 to 18 who have an established diagnosis of Dravet syndrome and have evidence of a genetic mutation in the SCN1Agene. The primary objectives for the study are to assess the safety and tolerability of STK-001, as well as to determine the pharmacokinetics in plasma and exposure in cerebrospinal fluid. A secondary objective is to assess the efficacy as an adjunctive antiepileptic treatment with respect to the percentage change from baseline in convulsive seizure frequency. Stoke also intends to measure non-seizure aspects of the disease, such as quality of life, as secondary endpoints. Additional information about the MONARCH study can be found at https://www.monarchstudy.com/.

Patients who participated in the MONARCH study and meet study entry criteria are eligible to continue treatment in SWALLOWTAIL, an open-label extension (OLE) study designed to evaluate the long-term safety and tolerability of repeat doses of STK-001. We expect that SWALLOWTAIL will also provide valuable information on the preliminary effects of STK-001 on seizures along with non-seizure aspects of the disease, such as quality of life and cognition.

Enrollment and dosing in SWALLOWTAIL are ongoing.

About the Phase 1/2a ADMIRAL Study (United Kingdom)

The ADMIRAL study is a Phase 1/2a open-label study of children and adolescents ages 2 to <18 who have an established diagnosis of Dravet syndrome and have evidence of a genetic mutation in the SCN1A gene. The primary objectives for the study are to assess the safety and tolerability of multiple doses of STK-001, as well as to determine the pharmacokinetics in plasma and exposure in cerebrospinal fluid. A secondary objective is to assess the effect of multiple doses of STK-001 as an adjunctive antiepileptic treatment with respect to the percentage change from baseline in convulsive seizure frequency. Stoke also intends to measure non-seizure aspects of the disease, such as overall clinical status and quality of life, as secondary endpoints.

Patients who participated in the ADMIRAL study and meet study entry criteria are eligible to continue treatment in LONGWING, an open-label extension (OLE) study designed to evaluate the long-term safety and tolerability of repeat doses of STK-001. We expect that LONGWING will also provide valuable information on the preliminary effects of STK-001 on seizures along with non-seizure aspects of the disease, such as quality of life and cognition.

Enrollment and dosing in LONGWING are ongoing.

About Autosomal Dominant Optic Atrophy (ADOA)

Autosomal dominant optic atrophy (ADOA) is the most common inherited optic nerve disorder. It is a rare disease that causes progressive and irreversible vision loss in both eyes starting in the first decade of life. Severity can vary and the rate of vision loss can be difficult to predict. Roughly half of people with ADOA fail driving standards and up to 46% are registered as legally blind. More than 400 OPA1 mutations have been reported in people diagnosed with ADOA. Currently there is no approved treatment for people living with ADOA. ADOA affects approximately one in 30,000 people globally with a higher incidence in Denmark of one in 10,000 due to a founder effect.

About STK-002

STK-002 is a proprietary antisense oligonucleotide (ASO) in preclinical development for the treatment of Autosomal Dominant Optic Atrophy (ADOA). Approximately 80% of individuals with ADOA experience symptoms before age 10, typically beginning between the ages of 4 and 6. Stoke believes that STK-002 has the potential to be the first disease-modifying therapy for people living with ADOA. An estimated 65% to 90% of cases are caused by mutations in the OPA1 gene, most of which lead to a haploinsufficiency resulting in 50% OPA1 protein expression and disease manifestation. STK-002 is designed to upregulate OPA1 protein expression by leveraging the non-mutant (wild-type) copy of the OPA1gene to restore OPA1 protein expression with the aim to stop or slow vision loss in patients with ADOA. Stoke has generated preclinical data demonstrating proof-of-mechanism and proof-of-concept for STK-002. STK-002 has been granted orphan drug designation by the FDA as a potential new treatment for ADOA and the company has received authorization of its CTA from the MHRA.

About the Phase 1 OSPREY Study (United Kingdom)

The OSPREY study is a Phase 1 open-label study of children and adults ages 6 to 55 who have an established diagnosis of ADOA and have evidence of a genetic mutation in the OPA1 gene. The primary objectives for the study are to assess the safety and tolerability of single ascending doses of STK-002, as well as to determine the exposure in blood. A secondary objective is to assess efficacy following intravitreal (IVT) administration of STK-002 in one eye of each patient as measured by changes in visual function and ocular structure as well as quality of life in patients with ADOA. Enrollment and dosing are anticipated to begin in early 2024.

About the FALCON Study

FALCON is a multicenter, prospective natural history study of people ages 8 to 60 who have an established clinical diagnosis of ADOA that is caused by a heterozygous OPA1 gene variant. No investigational medications or other treatments will be provided. The study enrolled 48 patients across 10 sites in the U.S., U.K., Italy and Denmark. Patients undergo assessments at baseline, 6 months, 12 months, 18 months, and 24 months. There will be no additional follow-up period.

About TANGO

TANGO (Targeted Augmentation of Nuclear Gene Output) is Stoke’s proprietary research platform. Stoke’s initial application for this technology are diseases in which one copy of a gene functions normally and the other is mutated, also called haploinsufficiencies. In these cases, the mutated gene does not produce its share of protein, resulting in disease. Using the TANGO approach and a deep understanding of RNA science, Stoke researchers design antisense oligonucleotides (ASOs) that bind to pre-mRNA and help the functional (or wild-type) genes produce more protein. TANGO aims to restore missing proteins by increasing – or stoking – protein output from healthy genes, thus compensating for the mutant copy of the gene.

About Stoke Therapeutics

Stoke Therapeutics (Nasdaq: STOK), is a biotechnology company dedicated to addressing the underlying cause of severe diseases by upregulating protein expression with RNA-based medicines. Using Stoke’s proprietary TANGO (Targeted Augmentation of Nuclear Gene Output) approach, Stoke is developing antisense oligonucleotides (ASOs) to selectively restore protein levels. Stoke’s first compound, STK-001, is in clinical testing for the treatment of Dravet syndrome, a severe and progressive genetic epilepsy. Dravet syndrome is one of many diseases caused by a haploinsufficiency, in which a loss of ~50% of normal protein levels leads to disease. Stoke is pursuing the development of STK-002 for the treatment of autosomal dominant optic atrophy (ADOA), the most common inherited optic nerve disorder. Stoke’s initial focus is haploinsufficiencies and diseases of the central nervous system and the eye, although proof of concept has been demonstrated in other organs, tissues, and systems, supporting its belief in the broad potential for its proprietary approach. Stoke is headquartered in Bedford, Massachusetts with offices in Cambridge, Massachusetts. For more information, visit https://www.stoketherapeutics.com/ or follow Stoke on X @StokeTx.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the Company’s quarterly results and cash runway; its future operating results, financial position and liquidity; the ability of STK-001 to treat the underlying causes of Dravet syndrome and reduce seizures or show improvements in behavior or cognition; the ability of STK-002 to treat the underlying causes of ADOA; the timing and expected progress of clinical trials, data readouts and presentations; the timing or receipt of regulatory interactions or approvals; the ability of TANGO to design medicines to increase protein production and the expected benefits thereof. Statements including words such as “plan,” “will,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they prove incorrect or do not fully materialize, could cause our results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates; the timing and results of preclinical and clinical trials; positive results in a clinical trial may not be replicated in subsequent trials or successes in early stage clinical trials may not be predictive of results in later stage trials; preliminary interim data readouts of ongoing trials may show results that change when such trials are completed; the Company’s ability to fund development activities and achieve development goals to the end of 2025; the Company’s ability to protect its intellectual property; and other risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, its quarterly reports on Form 10-Q, and the other documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Financial Tables Follow

Stoke Therapeutics, Inc.

Consolidated balance sheets

(in thousands, except share and per share amounts)

(unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$189,977	$113,556
Marketable securities	24,741	116,039
Prepaid expenses	10,936	10,932
Other current assets	4,269	2,955
Interest receivable	96	588
Total current assets	$230,019	$244,070
Restricted cash	569	569
Operating lease right-of-use assets	3,084	4,753
Property and equipment, net	6,217	6,675
Total assets	$239,889	$256,067
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,076	$766
Accrued and other current liabilities	13,390	15,748
Deferred revenue - current portion	8,735	14,880
Total current liabilities	$25,201	$31,394
Deferred revenue - net of current portion	40,730	36,856
Other long term liabilities	959	2,968
Total long term liabilities	41,689	39,824
Total liabilities	$66,890	$71,218
Stockholders’ equity
Common stock, par value of $0.0001 per share; 300,000,000 shares authorized, 44,293,115 and 39,439,575 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	548,033	483,170
Accumulated other comprehensive loss	(147)	(1,175)
Accumulated deficit	(374,891)	(297,150)
Total stockholders’ equity	$172,999	$184,849
Total liabilities and stockholders’ equity	$239,889	$256,067

Stoke Therapeutics, Inc.

Consolidated statements of operations and comprehensive loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$3,308	$2,905	$5,978	$9,137
Operating expenses:
Research and development	20,271	20,109	60,453	56,777
General and administrative	10,271	9,944	30,712	29,540
Total operating expenses	30,542	30,053	91,165	86,317
Loss from operations	(27,234)	(27,148)	(85,187)	(77,180)
Other income:
Interest income (expense), net	2,651	995	7,321	1,643
Other income (expense), net	41	42	125	125
Total other income	2,692	1,037	7,446	1,768
Net loss	$(24,542)	$(26,111)	$(77,741)	$(75,412)
Net loss per share, basic and diluted	$(0.55)	$(0.66)	$(1.78)	$(1.95)
Weighted-average common shares outstanding, basic and diluted	44,266,017	39,420,310	43,669,987	38,716,615
Comprehensive loss:
Net loss	$(24,542)	$(26,111)	$(77,741)	$(75,412)
Other comprehensive gain (loss):
Unrealized gain (loss) on marketable securities	232	(427)	1,028	(1,535)
Total other comprehensive loss	$232	$(427)	$1,028	$(1,535)
Comprehensive loss	$(24,310)	$(26,538)	$(76,713)	$(76,947)

Stoke Media & Investor Contacts:

Dawn Kalmar

Chief Communications Officer

dkalmar@stoketherapeutics.com

781-303-8302

Eric Rojas

Vice President, Investor Relations

IR@stoketherapeutics.com

617-312-2754